EXHIBIT 99.1

SP Plus Corporation to Release First Quarter 2019 Results on May 1, 2019

CHICAGO, April 17, 2019 (GLOBE NEWSWIRE) -- SP Plus Corporation (NASDAQ: SP) today announced that it expects to release first quarter 2019 earnings on Wednesday, May 1, 2019, after the close of market.  On Thursday, May 2, 2019, the Company will host a conference call at 8:00 AM (Central Time) that can be accessed via webcast at http://ir.spplus.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.spplus.com, at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, event logistics, and baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America. The Company has more than 20,000 employees and operates in hundreds of cities across North America. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and its event/large venue group provides a wide range of event logistics services. Bags offers remote airline check-in, baggage handling and related services. For more information, visit www.spplus.com, www.bagsinc.com or www.parking.com.

Media Contacts:
G Marc Baumann
Chief Executive Officer
(312) 274 - 2199
mbaumann@spplus.com

Rachel Schacter
ICR
(646) 277-1243
rachel.schacter@icrinc.com